Exhibit 99.01

                     MICROFRAME, INC. SIGNS LETTER OF INTENT
                      TO ACQUIRE UK'S SOLCOM SYSTEMS, LTD.

    AGREEMENT WOULD PROVIDE ENTRY INTO FAST GROWING REMOTE MONITORING MARKET

MAY 19, 1998 - EDISON, NEW JERSEY - MicroFrame, Inc. (NASDAQ:MCFR) today announced it has signed a letter of intent to acquire privately held SolCom Systems, Ltd. (SolCom), based in Livingston, Scotland. SolCom is a leading developer of remote monitoring (RMON) technology. No terms were disclosed. Consummation of the transaction is subject to approval of MicroFrame and SolCom shareholders as well as various regulatory approval and is likely to take several months to complete.

            Originally approved by the Internet Engineering Task Force (IETF) in 1992, Remote MONitoring, or RMON, is a standard protocol for users to proactively manage multiple LANs and WANs from a central site. RMON 1 identifies errors, alerts administrators to network problems and baselines networks in addition to its remote network analyzer capabilities. RMON's recent enhancement, RMON 2, enables Network Managers to access higher-level network-wide application and protocol information. RMON 2 also provides enterprise-wide and/or point-to-point traffic statistics that enables easy trouble-shooting and effective network capacity planning.

            "Both companies are excited about the possibility of a future business combination," stated Stephen B. Gray, MicroFrame's Chief Executive Officer. "The acquisition of SolCom's intellectual capital and RMON technology engine would create global market opportunities that could greatly enhance the Company's growth prospects and thereby enhance shareholder value."

            Peter Wilson, SolCom's Director of Marketing, added, "SolCom is a recognized leader in the development of RMON technology and would provide MicroFrame with the range of technology and expertise required to successfully and more quickly enter and compete in the standards-based data oriented network market space for LAN and WAN network management."

            MicroFrame, Inc. is a leading developer and manufacturer of hardware and software solutions for secured internet/intranet and remote network management systems for voice, video and data communications. Based in Edison, New Jersey, MicroFrame has installed systems worldwide, with five direct sales offices in the U.S., a wholly-owned subsidiary in Antwerp, Belgium, and distribution networks on four continents.

            SolCom Systems, Ltd. is a technology leader in the world market for RMON network management products with a full range of WAN and LAN RMON 1 and RMON 2 compliant probes, including Ethernet, Token Ring, FDDI, ATM and Frame Relay probes as well as a complimentary suite of Windows and UNIX RMON reporting/analysis application software. Based in Livingston, Scotland and with a sales office in Reston, Virginia, SolCom's principal distribution is in the U.K., Europe and the U.S.

            This press release contains information which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. The Company's actual results could differ materially from such forward-looking statements.




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